Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Board of Directors and Stockholders Southern National Bancorp of Virginia, Inc. :

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-166511) of Southern National Bancorp of Virginia, Inc., (the Company) of our report dated July 13, 2012, with respect to the statement of assets acquired and liabilities assumed as of April 27, 2012, related to the acquisition of certain assets and liabilities from HarVest Bank of Maryland by Sonabank , a wholly-owned subsidiary of the Company, which appears in the Current Report on Form 8-K/A of the Company filed on July 13, 2012.

KPMG LLP
McLean, Virginia
July 13, 2012